EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS 2012 FOURTH QUARTER AND YEAR-END RESULTS
*  2012 Marks inTEST's Third Consecutive Year of Profitability
*  Fourth Quarter Total Bookings Increased 7 Percent
*  Fourth Quarter Non-Semiconductor Test Bookings Increased 23 Percent
*  Fourth Quarter Non-Semiconductor Test Net Revenues Increased 16 Percent

MOUNT LAUREL, NJ, March 6, 2013 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of temperature management products and semiconductor automatic test equipment (ATE) interface solutions, today announced financial results for the fourth quarter and year ended December 31, 2012.

2012 Fourth Quarter

  Fourth quarter 2012 bookings were $9.3 million, as compared with third quarter 2012 bookings of $8.7 million, and fourth quarter 2011 bookings of $8.1 million; 20% of fourth quarter 2012 bookings derived from non-semiconductor test.
  Fourth quarter 2012 net revenues were $8.3 million, as compared with third quarter 2012 net revenues of $10.8 million, and fourth quarter 2011 net revenues of $10.1 million; 15% of fourth quarter 2012 net revenues derived from non-semiconductor test.
  Fourth quarter 2012 gross margin was $3.5 million, or 42%, as compared with third quarter 2012 gross margin of $4.8 million, or 44%, and fourth quarter 2011 gross margin of $4.9 million, or 48%.
  Fourth quarter 2012 net income was $201,000, or $0.02 per diluted share, as compared with third quarter 2012 net income of $664,000, or $0.06 per diluted share, and fourth quarter 2011 net earnings of $769,000, or $0.08 per diluted share.
  Cash and cash equivalents of $15.6 million at December 31, 2012 increased by $876,000 as compared with September 30, 2012.

2012 Year-End

  2012 net revenues were $43.4 million as compared with 2011 net revenues of $47.3 million.
  2012 gross margin was $19.1 million, or 44%, as compared with 2011 gross margin of $22.9 million, or 48%.
  2012 net earnings were $2.2 million, or $0.21 per diluted share, compared with 2011 net earnings of $9.9 million, or $0.96 per diluted share. Net earnings in 2012 reflect the effect of approximately $650,000 in non-recurring costs related to the acquisition of Thermonics on January 16, 2012; these costs include restructuring costs of $313,000 (related to facility closure costs) and acquisition related expenses of $337,000. Net earnings in 2011 reflect the effect of a reversal of $3.1 million of valuation allowance against our deferred tax assets. The impact of the reversal of the valuation allowance was an increase in our diluted earnings per share of $0.30. Absent the reversal of the deferred tax valuation allowance, 2011 net earnings would have been $0.66 per diluted share.

Robert E. Matthiessen, president and chief executive officer, commented, "2012 marks inTEST's third consecutive year of profitability, and we ended the year well positioned for growth, with a solid balance sheet. During 2012, we maintained profitability, generated cash and continue to carry no debt. We operated this past year amidst challenging industry conditions that were driven by a number of capital equipment suppliers and semiconductor companies who delayed certain capital expenditures. We met these challenges head-on and further strengthened and grew inTEST's operations, particularly with our acquisition of Thermonics Corporation, which provides us with considerable growth opportunities."

The Company noted that fourth quarter overall bookings increased by approximately 7% as compared with the third quarter of 2012, and non-semiconductor test bookings and revenue increased both in terms of absolute dollars and as a percent of revenue. Non-semi related bookings increased 23% sequentially and represented nearly 20% of total fourth quarter bookings, while non-semi related net revenues sequentially increased 16% and represented 15% of total fourth quarter net revenues.

Mr. Matthiessen continued, "The fourth quarter is a clear testament to the resiliency that has resulted from our past restructuring efforts, which we undertook in 2009. One of our primary goals was to structure inTEST such that we would be break-even operationally even at the lower revenue levels we were seeing in our core semiconductor businesses. Despite fourth quarter revenues being at their lowest point since we restructured, we delivered profitable results, and have what we consider a stable business as a platform to operate and grow from. Over the last few years we have transformed inTEST through the strategic diversification of our Thermal Products segment, and we now address growth markets in both the semiconductor and non-semiconductor areas, including aerospace, defense, automotive, telecommunications, and energy. Our long-term objective is to grow and evolve inTEST Corporation into a broad-based industrial test company as we continue to execute on our differentiated product strategy. We enter 2013 with a diversified product portfolio, serving growth markets, and we are well positioned to meet the needs of our customers who continue to strategically increase their overall test capacity as they seek to meet end market demand for a broad range of products."

2012 Business Highlights

  inTEST declared a special one-time cash dividend of $0.08 per share, which was paid on December 17, 2012 to stockholders of record at close of business on December 10, 2012. The special dividend was economically advantageous to stockholders due to the increase in 2013 tax rates, and was funded with $834,000 of available cash on hand.
  inTEST was recognized for excellence by Texas Instruments and awarded TI's 2011 Supplier Excellence Award in recognition of its role in supporting the manufacture of TI's innovative products. Specifically, inTEST's Mechanical and Electrical Product Segments were recognized for their docking, manipulator, and wafer probing interface products.
  inTEST Thermal Solutions Group launched the Thermostream® ATS Series, the industry's most comprehensive line of precision temperature forcing systems. With temperature range extremes as high as +3000C (+5700F) and as low as -1000C (-1480F), countless test and conditioning applications can now be solved with a compact, precise, portable system. The ATS product line's increased thermal capacity translates to a broader range of applications, addressing an expanded market, and the increased number of models offered in the ATS product line will enhance the Thermostream® margin profile.
  Temptronic Corporation, a member of inTEST's Thermal Solutions Group, closed on the acquisition of Thermonics, Inc., a division of Test Enterprises, Inc., on January 16, 2012. The purchase price for the assets, including net working capital of $1.1 million, was approximately $3.8 million in cash. The addition of Thermonics further enhanced inTEST's presence in the ATE industry, while, at the same time it provided additional leverage into growth industries outside of the semiconductor industry. As inTEST evolves from its origins as an ATE company with a primary focus on semiconductors to a broad-based industrial test company, we expect that non-semiconductor related products will play an even greater role in our growth strategy and success.

First Quarter 2013 Financial Outlook:
We expect that net revenues for the first quarter ended March 31, 2013 will be in the range of $8.0 million to $9.0 million and that financial results will range from a net loss of $(0.02) per diluted share to net earnings of $0.03 per diluted share. Our outlook is based on our current views with respect to operating and market conditions and customers' forecasts, which are subject to change.

Investor Conference Call / Webcast Details:
There will be a conference call with investors and analysts this evening at 5:00 pm EST to discuss inTEST's fourth quarter and year-end 2012 results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating, product initiatives or developments, or other matters relating to inTEST's current or future performance.

The dial-in number for the live audio call beginning at 5:00 pm EST on March 6, 2013 is (480) 629-9664. The Passcode for the conference call is 4600894. Please reference inTEST 2012 Q4 Financial Results Conference Call. inTEST Corporation will provide a live webcast in conjunction with the conference call. To access the live webcast, please visit inTEST's website www.intest.com under the "Investors" section.

2012 Q4 & YE Replay Details (Webcast)
A replay of the webcast will be available on inTEST's website for one year following the live broadcast. To access the webcast replay, please visit inTEST's website www.intest.com under the "Investors" section.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of temperature management products and ATE interface solutions, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. inTEST's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. inTEST's products are also sold into the automotive, consumer electronics, defense/aerospace, energy and telecommunications industries. Specific products include temperature management systems, manipulator and docking hardware products and customized interface solutions. inTEST has established strong relationships with its customers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. inTEST undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
Contacts:	Investors:
inTEST Corporation	Laura Guerrant-Oiye, Principal
Hugh T. Regan, Jr.	Guerrant Associates
Treasurer and Chief Financial Officer	lguerrant@guerrantir.com
Tel: 856-505-8999	Tel: 808-882-1467

- Tables Follow -

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Years Ended
	12/31/2012	12/31/2011	9/30/2012	12/31/2012	12/31/2011
Net revenues	$ 8,270	$10,081	$10,799	$43,376	$47,266
Gross margin	3,507	4,869	4,762	19,059	22,893
Operating expenses:
Selling expense	1,142	1,275	1,322	5,425	5,708
Engineering and product development expense	985	796	1,006	3,895	3,240
General and administrative expense	1,329	1,619	1,445	6,430	6,367
Restructuring and other charges	(46)	-	-	313	-
Other income	21	10	23	57	81
Earnings before income tax expense (benefit)	118	1,189	1,012	3,053	7,659
Income tax expense (benefit)	(83)	420	348	897	(2,204)
Net earnings	201	769	664	2,156	9,863

Net earnings per share - basic	$0.02	$0.08	$0.06	$0.21	$0.97
Weighted average shares outstanding - basic	10,311	10,192	10,302	10,273	10,148

Net earnings per share - diluted	$0.02	$0.08	$0.06	$0.21	$0.96
Weighted average shares outstanding - diluted	10,344	10,281	10,360	10,347	10,286

Condensed Consolidated Balance Sheets Data:

	As of:
	12/31/2012	9/30/2012	12/31/2011
Cash and cash equivalents	$15,576	$14,700	$13,957
Trade accounts receivable, net	5,501	6,892	6,189
Inventories	3,135	3,843	3,896
Total current assets	25,579	26,246	24,797
Net property and equipment	1,250	1,246	1,134
Total assets	32,399	33,668	31,237
Accounts payable	1,041	1,488	1,031
Accrued expenses	3,455	3,583	3,960
Total current liabilities	4,579	5,287	5,038
Noncurrent liabilities	-	-	-
Total stockholders' equity	27,820	28,381	26,199

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